THERMON REPORTS SECOND QUARTER RESULTS

Thermon Announces Fiscal 2015 Second Quarter Revenue of $79.0 million, EPS of $0.36 and Order Growth of 20%

SAN MARCOS, Texas, November 4, 2014 -- Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced consolidated financial results for the second quarter of the fiscal year ending March 31, 2015 ("Q2 2015").

Highlights for the quarter include:

•	Record quarterly revenue of $79.0 million, an increase of 9% compared to Q2 2014

•	Gross margin percentage of 52.2% versus 48.6% in Q2 2014, an increase of 360 basis points

•	Q2 2015 orders of $87.0 million, representing 20% growth compared to Q2 2014

•	Fully diluted GAAP EPS of $0.36 compared to $0.33 in Q2 2014

“The fundamentals of our business remain strong, as we report 20% order growth, an increase in backlog, as well as quarterly revenue growth in all four major geographies. Our Greenfield activity trended toward our historically expected levels and we continued to have strong MRO/UE (maintenance, repair, operation/upgrade and expansion) sales from our installed base. We look forward to continuing our momentum in the remainder of our fiscal year and we believe that there may be some moderate upward exposure to our previous guidance of mid-single digit revenue growth," said Rodney Bingham, President and Chief Executive Officer.

In Q2 2015, the Company generated revenue of $79.0 million compared to $72.8 million in Q2 2014, reflecting growth of $6.2 million or 9%. In both Q2 2015 and Q2 2014, the mix of MRO/Greenfield revenue was approximately 62% MRO/UE and 38% Greenfield. In Q2 2015, Greenfield revenue grew 8% or $2.1 million as compared to Q2 2014. Foreign currency negatively impacted revenue by $1.2 million or 2%, primarily attributable to the appreciation of the U.S. Dollar relative to the Canadian Dollar.

Orders placed during the quarter were a record $87.0 million representing a 20% increase over Q2 2014 orders of $72.4 million.

Gross margin as a percentage of revenue during Q2 2015 increased to 52.2% compared to 48.6% in Q2 2014. Q2 2015 gross margin was positively impacted by a favorable product mix, especially related to our manufactured heating cable.

Net income was $11.7 million in Q2 2015 versus net income of $10.6 million in Q2 2014, reflecting an increase of $1.1 million or 11%. In Q2 2015, Adjusted EPS was $0.36 per fully diluted common share compared to $0.30 in Q2 2014. Adjusted EBITDA was $22.0 million in Q2 2015 as compared to $18.3 million in Q2 2014, an increase of $3.7 million or 20%.

On a year to date fiscal 2015 basis, the Company generated revenue of $146.7 million versus $138.4 million, an increase of $8.3 million or 6% compared to the six months ended September 30, 2013. On a comparative basis, foreign currency negatively impacted fiscal 2015 revenue by $2.0 million or 1%.

Year to date fiscal 2015 orders were $167.6 million versus $135.0 in the comparable prior year period, an increase of $32.6 million or 24%. Backlog grew from $84.8 million on March 31, 2014 to $105.7 million at the end of Q2 2015, an increase of $20.9 million or 25%.

Net income, on a year to date basis, was $23.3 million in fiscal 2015 compared to $3.6 million in fiscal 2014. After excluding the release of a deferred tax liability for undistributed foreign earnings due to a change in our tax position, the Company generated adjusted net income in year to date fiscal 2015 of $20.1 million or $0.62 per fully diluted common share. Adjusted net income in year to date fiscal 2014 was $16.9 million or $0.53 per fully diluted common share, after adjustments for debt transaction expenses and a release of a liability for uncertain tax positions.

Our cash balance increased 13% from $72.6 million at March 31, 2014 to $82.1 million at the end of Q2 2015. Free cash flow per fully diluted common share was $0.49 per fully diluted common share in year to date fiscal 2015 and fiscal 2014.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss second quarter fiscal 2015 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com . Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com .

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow per share" and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share" (or "Adjusted EPS") represents net income before adjustments for the release of a deferred tax liability associated with undistributed foreign earnings that we no longer expect to repatriate, transaction expenses related to debt redemptions and the release of a liability for an uncertain tax position, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense (benefit), depreciation and amortization expense and other non-cash charges such as stock-based compensation expense. "Return on equity for the three month periods ended September 30" represents Adjusted EBITDA for each respective period multiplied by four to represent a full year's results, divided by the average of total shareholders' equity at September 30 and June 30 of each respective period. "Return on equity for the six month periods ended September 30" represents Adjusted EBITDA for each respective period multiplied by 2 to represent a full year's results, divided by the average of total shareholders' equity at September 30 and March 31 of each respective period. We believe that the average shareholders' equity properly accounts for net income that occurred during the three and six months ended September 30, 2014 and 2013. "Free cash flow per share" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment. The resultant cash provided or used is then divided by the fully diluted common shares outstanding. Foreign currency impact on revenue is calculated by comparing actual current period revenue in U.S. Dollars to the theoretical U.S. Dollar revenue we would have achieved based on the weighted-average foreign exchange rates in effect in the comparative prior periods for all applicable foreign currencies.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share, net cash provided by operating activities and other measures of financial performance reported in accordance with GAAP. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow per share and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow per share are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow per Share."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Securities and Exchange Commission on May 30, 2014. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in Thousands)

	September 30, 2014	March 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,129	$72,640
Accounts receivable, net of allowance for doubtful accounts of $1,174 and $751 as of September 30, 2014 and March 31, 2014, respectively	64,308	52,578
Inventories, net	41,316	37,316
Costs and estimated earnings in excess of billings on uncompleted contracts	3,583	2,880
Income taxes receivable	3,309	3,310
Prepaid expenses and other current assets	7,054	5,058
Deferred income taxes	2,245	2,325
Total current assets	203,944	176,107
Property, plant and equipment, net	32,141	31,532
Goodwill	111,724	114,112
Intangible assets, net	111,416	118,917
Debt issuance costs, net	1,583	1,528
Other noncurrent assets	302	263
Total Assets	$461,110	$442,459
Liabilities
Current liabilities:
Accounts payable	$22,982	$17,066
Accrued liabilities	12,426	9,869
Current portion of long term debt	13,500	13,500
Billings in excess of costs and estimated earnings on uncompleted contracts	2,053	1,749
Income taxes payable	3,193	956
Obligations due to settle the CHS Transactions	567	567
Total current liabilities	54,721	43,707
Long-term debt, net of current maturities	101,250	108,000
Deferred income taxes	32,480	37,896
Other noncurrent liabilities	2,335	2,390
Total Liabilities	190,786	191,993
Shareholders' equity
Common Stock	32	32
Additional paid in capital	211,728	208,451
Accumulated other comprehensive loss	(14,581)	(7,880)
Retained earnings	73,145	49,863
Shareholders' equity	270,324	250,466
Total liabilities and shareholders' equity	$461,110	$442,459

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Sales	$79,033	$72,783	$146,700	$138,383
Cost of sales	37,812	37,428	71,634	72,014
Gross profit	41,221	35,355	75,066	66,369
Operating expenses:
Marketing, general and administrative and engineering	19,192	17,579	36,970	33,384
Stock compensation expense	816	544	1,372	910
Amortization of other intangible assets	2,741	2,779	5,492	5,567
Income from operations	18,472	14,453	31,232	26,508
Interest income and expense, net	(950)	(1,139)	(2,022)	(2,907)
Acceleration of unamortized debt cost	—	—	—	(4,010)
Debt cost amortization	(119)	(135)	(237)	(332)
Loss on retirement of senior notes	—	—	—	(15,485)
Interest expense, net	(1,069)	(1,274)	(2,259)	(22,734)

Other expense	(855)	(262)	(838)	(232)
Income before provision for taxes	16,548	12,917	28,135	3,542
Income tax expense (benefit)	4,800	2,345	4,853	(92)
Net income	$11,748	$10,572	$23,282	$3,634

Net income per common share:
Basic income per share	$0.37	$0.34	$0.73	$0.12
Diluted income per share	$0.36	$0.33	$0.72	$0.11
Weighted-average shares used in computing net income per common share:
Basic common shares	32,033	31,486	31,989	31,521
Fully-diluted common shares	32,440	32,106	32,402	32,133

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Six Months Ended September 30, 2014	Six Months Ended September 30, 2013
Net income	$11,748	$10,572	$23,282	$3,634
Interest expense, net	1,069	1,274	2,259	22,734
Income tax expense (benefit)	4,800	2,345	4,853	(92)
Depreciation and amortization expense	3,576	3,543	7,134	7,076
EBITDA non-GAAP basis	$21,193	$17,734	$37,528	$33,352
Stock compensation expense	816	544	1,372	910
Adjusted EBITDA-non-GAAP basis	$22,009	$18,278	$38,900	$34,262

Adjusted EBITDA - Annualized for a full fiscal year	$88,036	$73,112	$77,800	$68,524

Average total shareholders' equity for the three and six month periods ended September 30,	$269,465	$224,019	$260,395	$229,081

Return on Equity - non-GAAP basis	33%	33%	30%	30%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Six Months Ended September 30, 2014	Six Months Ended September 30, 2013	Adjustment to:

GAAP net income	$11,748	$10,572	$23,282	$3,634

Premium paid on redemption of long term debt	—	—	—	15,485	Loss on retirement of debt
Acceleration of unamortized debt costs due to redemptions of long term debt	—	—	—	4,010	Loss on retirement of debt
Release of liability for uncertain tax positions	—	(1,047)		(1,047)	Income tax expense (benefit)
Release of deferred tax liability for undistributed foreign earnings	—	—	$(3,224)	—	Income tax expense (benefit)
Tax effect of financial adjustments	—	—	—	(5,205)	Income tax expense (benefit)
Adjusted net income	$11,748	$9,525	$20,058	$16,877

Adjusted fully-diluted earnings per common share	$0.36	$0.30	$0.62	$0.53

Fully-diluted common shares	32,440	32,106	32,402	32,133

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow per share
(Unaudited, in Thousands except per share amounts)

	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Six Months Ended September 30, 2014	Six Months Ended September 30, 2013
Cash provided by operating activities	$11,544	$10,891	$17,664	$17,052
Less: Cash used for purchases of property, plant and equipment	(876)	(848)	(1,627)	(1,465)
Free cash flow provided	$10,668	$10,043	$16,037	$15,587

Free cash flow provided per fully-diluted common share	$0.33	$0.31	$0.49	$0.49
Fully-diluted common shares	32,440	32,106	32,402	32,133